Exhibit 99.1

GC China Turbine Q3010 (Qtr End 9/30/2010) Earnings Call and Corporate Update Transcript

Operator

Good day morning everyone, and welcome to GC China’s Third Quarter Conference Call. This call is being recorded. All participants will be in a listen-only mode until we reach the question and answer session.

With us on the call this morning are GC China’s Chairman Mr. Hou Tiexin, Ms. Ping Ye, GC China’s recently appointed CFO, Ms. Qi Na, Mr. Zhu Wenyao, Ms. Guo Lihua, Ms. Qin Wen, Mr. Kevin Guoce, Mr. Marcus Laun, Director and the host of the call, and Todd Pitcher, investor relations representative of Aspire Clean Tech Communications, an affiliate of Hayden Communications, International.

For opening remarks, I would like to turn the call over to Mr. Todd Pitcher. Please go ahead sir.

Todd Pitcher

Thanks, and welcome to the call. Before we begin, please note that various remarks management may make on this conference call about GC China Turbine’s future expectations, plans and prospects constitute forward-looking statements for the purpose of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995.

Actual results may differ materially from those indicated by such forward-looking statements, as a result of various important factors, including those discussed in the Risk Factors section of our annual report on Form 10-K for the fiscal year ended December 31, 2009, which is filed with the SEC. These forward looking statements represent the company’s expectations only as of today and should not be relied upon as representing the company’s views as of any subsequent date. While GC China Turbines anticipates that the subsequent events and developments may cause the company’s views to change, the company specifically disclaims any obligation to update these forward-looking statements.

All of our SEC filings can be accessed from the Investors’ page of our website at www.gcchinaturbine.com

I would like to take this opportunity to welcome Ms. Ping Ye to the Company. Ms. Ye joined the Company on November 8, and brings a tremendous amount of value to the business, both in terms of enhancing corporate governance and controls of financial reporting, to ensure a greater level of transparency and commitment to setting an appropriate tone for operational and shareholder related matters, as well as in terms of her experience in the financial markets and aptitude for working with high growth businesses.

Ms. Ping Ye is a licensed Certified Public Accountant in the United States since 2000.  Formerly, she served as VP of Finance and Accounting at an insurance brokerage firm that was a Goldman Sachs portfolio company.  Earlier Ms. Ye held various positions in accounting and finance at several global financial service companies and world-renowned institutes in both United States and China.  She has authored numerous tax related articles for Chinese newspapers.  Ms. Ye received a BBA from Baruch College, City University of New York and an MBA from The Wharton School, University of Pennsylvania.

This is Ms. Ye’s first quarterly call with GC China, and while she is fast becoming an expert on the business, we will allow Marcus Laun, a director of the Company, to lead the Q&A session at the end of this call.

Thank you, and now I will turn the call over to Ms. Ye.

Ping Ye

Thanks Todd, and good morning everyone. It is good to join the team at GC China, which is in the midst of a strong growth transition, adding several new customers, expanding its wind turbine portfolio to address new and larger market opportunities both in China as well as into the European energy markets. This is truly an exciting time and I will look forward to working with Chairman Hou, Ms. Qi Na and the rest of the GC China management team to manage this growth and drive value to our shareholders.

Market Conditions and Business Outlook

Now, let me review some of our key results and provide some insights regarding our future outlook. In our fiscal third quarter, revenues were $4.1 Million. Our expectations of revenue were higher going into the quarter.  The results were due to the fact that a customer pushed delivery of 23 assembled turbines due for q3 shipment back to q4 this year.  2010 will be our first full year shipping turbines, and as such revenues are more unpredictable because our customer base is small, and one customer’s issues can have a dramatic impact on our business within an individual quarter.  We remain on track to ship 100 turbines in the fiscal year 2010, and continue to see strong demand for our turbines in the market. This is reflected by a growing list of customers and backlog of turbines scheduled to ship in fiscal year 2011, which I will discuss a bit later.

China’s economy continues to boom, driving demand for energy. GC China’s success in growing its wind turbine business is directly linked to this demand.  China installed more than 13 gigawatts of wind power in 2009. Expectations are for another 16 gigawatts to be installed in 2010.

China is expected to surpass the U.S. as the world’s largest wind power market this year, and industry estimates are that China will have installed as much as 200 gigawatts, or more, by 2020.

Now, I will turn the conversation to GC China’s continued innovation, which is fundamental to our strategy to continue growing our wind turbine sales. Our focus is to provide customers with highly optimized and differentiated wind turbines that will enable them to become market leaders.

Technological innovation at GC China is achieved on a daily basis at our R&D center in Stockholm. We are in the process of developing and commercializing several new turbines that we believe will enable us to increase demand and opportunities in the market.

We will be shipping our 1.1MW turbines in 2011. This turbine is an improvement on our current 1MW turbine offering several advantages including pitch control, modification into a double-fed asynchronous generator, equipped with a low voltage across function and modification of the hydraulic-drive yaw system into electric drive. These technical enhancements will allow us to obtain more sales as to the wind farms that have Low Voltage Across Function requirements, on the other hand it will broaden our sales scope. We expect to ship 50 to 100 1.1MW turbines in 2011.

In the first quarter of 2011, we expect our design of 2.5MW turbines to be completed and ready for purchasing prototype components. The design evaluation for the 2.5MW prototype is expected to be completed by the third quarter of 2011 and we expect to begin sales  of these turbines before year-end 2011. We are also working towards the completion of development of a 3MW turbine, which is also expected to be completed in 2011.

With respect to testing and certification, certification includes two parts, design assessment and wind turbine testing. Our plan is to complete design assessment for the 2.5MW wind turbine in August, 2011. With respect to testing, our plan is to commence on-side testing in September 2011, which is expected to be completed by the end of 2011.

The Company plans to commence volume production of its 2.5 and 3MW turbines in 2012.

We are broadening our capabilities, our product lines and addressable markets to insure GC China’s continued strong track record of profitable growth.

In the fourth quarter, we intend to provide further information to our shareholders about our plans for marketing and sales into Europe. Our Stockholm-based R&D center is instrumental in our strategy, and we are currently making progress with a Polish energy firm developing plans that we expect to drive substantial sales into the Polish wind energy market as early as 2011 and going forward. EU certification is under way.

According to the European Wind Energy Association, in 2009, 10.1GW of wind power was installed in the EU, more than any other electricity generating technology. Investment in new European wind farms in 2009 reached 13 billion euros. At year end, 74.7GW of wind energy was installed in the EU, and the AWEA expects that installations will grow to 230GW by 2020 and 400GW by 2030.

Financial Discussion

From a financial perspective, our third quarter was a disappointment due to the fact that we were unable to ship 23 turbines to a customer, and unable to record revenues accordingly. We generated $4 million in revenues, delivering gross margins of 24.3% and a net loss of $63 thousand, or ($0.00) per diluted share.

On year-over-year basis, for Q310, our revenues of $4 million compared to approximately $2.4 million for the same period last year. Our gross profit of $994 thousand compared to $177 thousand for the same period last year and our Q3 net loss of $64 thousand compared to a net loss of $1.3 million;

Nine month revenues were $27.1 million, compared to $2.3 million for the same nine month period last year, with gross profit of $6.7 million compared to $177 thousand and net income of $3.4 million compared to a net loss of $1.7 million;

As a result of the delay in shipments of 23 turbines, we sold 7 turbines in Q310.  We sold 47 turbines through the nine months ended September 30, 2010. We are reiterating our previously stated guidance of shipments of 100 turbines in the current fiscal year, and based on current customer negotiations and contracts for next year, our expectations are to ship 150 to 200 turbines in 2011.

At September 30, 2010, GC China had $1.2 million in cash and cash equivalents, and accounts receivable of $28.0 million. This compares to $12.4 million in cash and cash equivalents and accounts receivable of  $29.2 million at June 30, 2010.

Out of the $28.0 million accounts receivables as of September 30, 2010, $17.1 million is for unbilled receivables and the remaining $10.8 million is for billed receivables.   Unbilled receivable represents amounts earned under sales contracts but not billable at the respective balance sheet dates.   These amounts become billable according to the contract terms once GC China performs certain steps in the fulfillment of the contract terms.

 It is important to note that unbilled receivables do not in any way refer to technical issues or defectiveness of products, but to the steps that have not yet been performed by the company as per contractual terms. For example, when the wind turbine is delivered but not yet installed. As such the Company is adopting progress billing based on project progress as specified in the contracts.  Progress billing normally consists of advance billing, progress billing, delivery billing, installation billing, testing billing, warranty and other items.

With respect to mitigating future risk in terms of collecting accounts receivables, with new contracts GC China is adopting a new standard contract that has more firm restrictions on delivery and acceptance terms.

The company has also established a team which is dedicated to collect the receivables and is currently adopting rigorous working evaluation objectives.  The team conducts regular tracking on the receivables as well as negotiations with customers. Through our recent efforts of communication with the customer who has outstanding A/R with us, the customer agreed to pay some of the billed receivables at the year end.

The Company currently has a loan line in the amount of $17.9 million (RMB 120 million) composed by $4.5 million(RMB 30 million) performance security and $13.4 million (RMB 90 million) working capital loan, and interest rate of 6.37% from a PRC bank. As of today, the company has used $9.0 million (RMB 60 million) working capital loan. As of September 30, 2010, there are $4.5 million (RMB 30 million) working capital loan and $4.5 million (RMB 30 million) performance security available for future borrowing. In addition, the Company is currently negotiating additional lines of credit with other PRC banks which it expects to be approved by December, 2010.

Based on anticipation of receipt of at least $4.10 million in accounts receivable in the fourth quarter, and the Company’s current and expected funds available under certain loan facilities, GC China anticipates that it has sufficient capital on hand and available to fulfill its shipment commitment through year end.

We are disappointed that we were unable to meet our sales and shipment objectives in the third quarter due to circumstances that were beyond our control. However, our relationship with this customer remains strong, and we have confirmed with the customer that this slippage will be made up in the fourth quarter, We will ship, and the customer will take receipt of these 23 turbines during this period.

If we can make up for our third quarter slippage, we still anticipate meeting our 2010 objective for shipments of 100 turbines, with revenues of $58 million and net income of $8.2 million..

Our expected order book for 2011 presently consists of 6 projects in the Jilin and Inner Mongolia provinces, and is a mix of 150 to 200 turbines deployed amongst six customers. Several of these customers have plans to substantially expand these existing projects and we believe this will contribute to additional growth for our business in the longer-term.

Our existing customers are strong. Our two customers in 2010 are multi-billion dollar organizations and this ensures that our receivables are of the highest quality. Tianhe Wind Power Development Co. is a project company under the Guodian Group, which is one of China’s five-largest power generation groups employing 110,000 employees across 16 regions and provinces. It has 13 large subsidiaries, 2 scientific research institutes and nearly 200 primary power generation enterprises. As of June, 2010, its total assets reached $68.5 billion, and it had a total controlled installed capacity of 84.7 thousand MW, including 71.3 thousand MW by coal-fired, representing 84.14% of total installed capacity; 8.0 thousand MW by hydropower (including 3.9MW tidal generation ), 9.43% of total installed capacity; 5.4 thousand MW by wind power capacity, 6.37% of total installed capacity; 55 MW by biomass, accounting for 0.06% of total installed capacity.

Guoneng Fengshen is a high-tech joint-stock enterprise specializing in wind farm projects investments and operation.  The enterprise holds an agreement with the People's Government of Taonan of Jilin Province for the development of 500 megawatts of wind farms in Yongmao, Taonan. Currently, 200MW of the project has been established under the auspices of the Jilin Provincial Government. 50MW out of the aforementioned 200MW has obtained construction approval from the Jilin Provincial Development and Reform Commission. An additional 50MW has entered into the approvals process with the Jilin Provincial Grid Connection System and we expect approval by the first half of next year.

With that, we will open the call to questions.